Filed Pursuant to Rule 424(b)(3)

Registration No. 333-182526

PROSPECTUS

HUDSON TECHNOLOGIES, INC.

1,168,750 Shares of Common Stock

This prospectus relates to the offer and sale by us of up to 1,168,750 shares of our common stock that are issuable upon the exercise of warrants originally issued by us on July 7, 2010 pursuant to a prospectus dated September 5, 2008, and a related prospectus supplement dated July 1, 2010 (the “warrants”). Each warrant is exercisable at any time until July 7, 2016.

We will receive the proceeds from any cash exercises of the warrants. Our common stock is traded on the Nasdaq Capital Market under the trading symbol “HDSN.” On July 31, 2012, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.96 per share.

Investing in our securities involves risks. See the risks and uncertainties described under the heading “Risk Factors” contained herein and in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2012.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	2
RISK FACTORS	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
USE OF PROCEEDS	4
DESCRIPTION OF CAPITAL STOCK	4
PLAN OF DISTRIBUTION	5
LEGAL MATTERS	6
EXPERTS	6
WHERE YOU CAN FIND MORE INFORMATION	6
INFORMATION INCORPORATED BY REFERENCE	6

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell shares of common stock or seeking offers to buy shares of common stock in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock offered hereby.

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PROSPECTUS SUMMARY

This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described below. This summary does not contain all of the information that you should consider before investing in our securities. We urge you to read carefully this entire prospectus and the documents incorporated by reference into this prospectus before making an investment decision.

About Hudson Technologies, Inc.

We are a refrigerant services company providing innovative solutions to recurring problems within the refrigeration industry. Our products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, including (i) refrigerant sales, (ii) refrigerant management services consisting primarily of reclamation of refrigerants and (iii) RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. In addition, RefrigerantSide® Services include predictive and diagnostic services for industrial and commercial refrigeration applications designed to predict potential catastrophic problems and identify inefficiencies in an operating system. Our Chiller Chemistry®, Chill Smart®, Fluid Chemistry, and Performance Optimization are predictive and diagnostic service offerings. As a component of our products and services, we also participate in the generation of carbon offset projects. We operate through our wholly-owned subsidiary, Hudson Technologies Company. Unless the context requires otherwise, references to the "Company", "Hudson", "we", "us", "our", or similar pronouns refer to Hudson Technologies, Inc. and its subsidiaries.

We were incorporated under the laws of the State of New York. Our executive offices are located at One Blue Hill Plaza, Pearl River, New York and our telephone number is (845) 735-6000.

Our web site address is www.hudsontech.com. We have included our web site address in this document as an inactive textual reference only, and the information contained in, or that can be accessed through, our web site does not constitute part of this prospectus.

The Offering

This offering involves the offer and sale by us of up to 1,168,750 shares of our common stock that are issuable upon the exercise of the warrants at an exercise price of $2.60 per share. Each warrant is exercisable at any time until July 7, 2016. We will receive the proceeds from any cash exercises of the warrants. Upon exercise of the warrants for cash, the holders of the warrants would pay us the exercise price per share of common stock, or an aggregate of approximately $3,038,750 if the warrants are exercised in full for cash.

Use of Proceeds

We intend to use the net proceeds from this offering, if any, for working capital and/or general corporate purposes. See “Use of Proceeds” on page 4 of this prospectus.

NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “HDSN.”

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 2 of this prospectus.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should consider carefully the risk factors described in our periodic reports filed with the Securities and Exchange Commission, or SEC, including the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as such may be revised or supplemented prior to the completion of this offering by more recently filed quarterly reports on Form 10-Q, each of which is or upon filing will be incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, as well as other information in this prospectus and the documents incorporated by reference herein before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, operating results, prospects or financial condition. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

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Additional Risks Relating to This Offering

We will have broad discretion over the use of the proceeds to us from this offering and may apply the proceeds to uses that do not improve our operating results or the value of your securities.

We will have broad discretion to use the net proceeds to us from this offering, if any, and investors will be relying solely on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering for working capital and/or general corporate purposes, we have not allocated these net proceeds for specific purposes. Investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. Our use of the proceeds may not improve our operating results or increase the value of the securities being offered hereby.

Because many of our existing investors may have paid substantially less than the offering price for the shares to be sold in this offering when they purchased their shares, new investors will incur immediate and substantial dilution in their investment.

Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in net tangible book value per share because the price that new investors pay will be substantially greater than the net tangible book value per share of the shares acquired.  This dilution is due in large part to the fact that many of our existing investors paid substantially less than the offering price for the shares to be sold in this offering when they purchased their shares of common stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.

The holders of the warrants will not be restricted as to the price or prices at which they may sell their shares upon exercise of the warrants. Sales of shares by such holders may depress the market price of our common stock since the number of shares which may be sold by them may be relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the holders of the warrants were to sell, or attempt to sell, all or a substantial portion of such shares at once or during a short time period, we believe such transactions could adversely affect the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that we believe are “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995 and are intended to enjoy protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry. Forward-looking statements include statements regarding our future financial position, performance and achievements, business strategy, and plans and objectives of management for future operations.

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In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “will,” “could,” “estimate,” “project,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “plan,” “seek,” “expect,” “future” and “intend” or the negative of these terms or other comparable expressions which are intended to identify forward-looking statements. These statements are only predictions and are not guarantees of future performance. They are subject to known and unknown risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in, or implied by, the forward-looking statements. In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties referred to under the caption “Risk Factors” above and elsewhere in this prospectus, including those described in documents incorporated by reference herein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. In addition, these forward-looking statements reflect our view only as of the date they are made.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We will receive the proceeds from any cash exercises of the warrants. The holders of the warrants are not obligated to exercise their warrants and we cannot predict whether holders will choose to exercise all or any of their warrants. We intend to use the net proceeds from this offering, if any, for working capital and/or general corporate purposes.

We will pay certain expenses related to the registration of the offer and sale or resale of the shares of our common stock pursuant to the registration statement of which this prospectus forms a part. The holders of shares issuable upon exercise of the warrants will be responsible for all other costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.

Pending their ultimate use, we intend to invest the net proceeds in money market funds and government backed debt securities.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our certificate of incorporation, as amended, and any applicable certificate of designations for a series of preferred stock, and the provisions of applicable law.

Common Stock

Hudson is authorized to issue 50,000,000 shares of common stock. As of July 31, 2012, there were 23,873,392 shares of common stock outstanding.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Hudson, the holders of common stock are entitled to share in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

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Our common stock is listed on the NASDAQ Capital Market under the symbol “HDSN.” The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

Preferred Stock

Hudson is authorized to issue 5,000,000 shares of preferred stock. As of July 31, 2012, there were 150,000 shares of preferred stock designated as Series A Convertible Preferred Stock and no shares of preferred stock outstanding. Hudson has no intent to issue any shares of its Series A Convertible Preferred Stock.

Under our certificate of incorporation, as amended, we have the authority to issue 5,000,000 shares of preferred stock. The authorized preferred stock can be issued from time to time in one or more series. Our board of directors has the power, without stockholder approval, to issue shares of one or more series of preferred stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the board may determine, including terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights. The rights and terms relating to any new series of preferred stock could adversely affect the voting power or other rights of the holders of the common stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Hudson.

Anti-Takeover Considerations and Special Provisions of our Certificate of Incorporation and our By-laws

A number of provisions of both our certificate of incorporation, as amended, and our amended and restated by-laws concern matters of corporate governance and the rights of our stockholders. Our board of directors is divided into two classes. Each class is to have a term of two years, with the term of each class expiring in successive years, and is to consist, as nearly as possible, of one-half of the number of directors constituting the entire board. Under certain circumstances, at least two annual meetings of stockholders, instead of one, may be required to effect a change in a majority of our board of directors. The classification of our board into two separate classes could discourage, delay, or prevent a takeover of us thereby preserving control by the current stockholders. In addition, provisions that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may discourage takeover attempts that are not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. Certain provisions could delay or impede the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

PLAN OF DISTRIBUTION

The shares of common stock issuable upon exercise of the warrants referenced on the cover page of this prospectus will be offered solely by us and will be issued and sold upon the exercise of the warrants. For the holders of warrants to exercise such warrants, the shares issuable upon exercise must either be registered under the Securities Act, or exempt from registration. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock.

We will pay certain expenses related to the registration of the offer and sale of the shares of our common stock pursuant to the registration statement of which this prospectus forms a part. The holders of shares issuable upon exercise of the warrants will be responsible for all other costs and expenses in connection with the sale of their shares of common stock, including brokerage commissions or dealer discounts.

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We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2011 and 2010 and for each of the years then ended incorporated by reference herein have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (“Exchange Act”), and we file reports and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at its Public Reference Section at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. In addition, the Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

Our internet address is www.hudsontech.com. We make available free of charge, on or through our web site, annual reports on Form 10-K, quarterly reports on form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our web site is not part of this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and our securities we refer you to the registration statement and the accompanying exhibits and schedules. The registration statement may be inspected at the Public Reference Room maintained by the SEC at the address set forth in the first paragraph of this section. Statements contained in this prospectus regarding the contents of any contract or any other document filed as an exhibit are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we may disclose important information to you by referring you to other documents filed separately with the SEC. The information we incorporate by reference into this prospectus is legally deemed to be a part of this prospectus, except for any information superseded by other information contained in, or incorporated by reference into, this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our SEC File Number for documents we filed under the Exchange Act is 001-13412.The following documents filed by us with the SEC are hereby incorporated by reference in this prospectus:

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•	our annual report on Form 10-K (including the information incorporated by reference therein) for the fiscal year ended December 31, 2011;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2012;

•	our current report on Form 8-K filed with the SEC on June 28, 2012; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC pursuant to Section 12(g) of the Exchange Act and all amendments or reports filed by us for the purpose of updating those descriptions.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective time of the registration statement of which this prospectus forms a part and prior to the termination of this offering also shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the dates of filing of such reports and other documents; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for such copies should be directed to our corporate secretary, at the following address or by calling the following telephone number:

Hudson Technologies, Inc.

P.O. Box 1541

One Blue Hill Plaza

Pearl River, NY 10965

Telephone: (845) 735-6000

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